Exhibit 99.1

PHARSIGHT ACHIEVES POSITIVE CASH FLOW IN THIRD QUARTER

Strong Revenue and Bookings Growth, Continued Leverage of Operating Expenses

Deliver First Positive Cash Flow Quarter

MOUNTAIN VIEW, CALIF.—January 27, 2004—Pharsight Corporation (OTCBB:PHST), a leading provider of science and information technology-based software and consulting services to optimize clinical drug development, today announced financial results for its third quarter of fiscal year 2004 ended December 31, 2003.  For the third quarter, revenue was $4.6 million, an increase of 26 percent compared with revenue of $3.6 million in the third quarter of fiscal year 2003.  The net loss per share attributable to common stockholders improved to $472,000 or $0.02 per share in the third quarter, compared with a net loss attributable to common stockholders of  $3.3 million or $0.17 per share for the same period in the prior fiscal year.    Pharsight ended the quarter with $8.5 million in cash and cash equivalents, an increase of $0.6 million from $7.8 million in cash and cash equivalents at September 30, 2003.

“Attaining positive cash flow in the third quarter represents the achievement of a significant milestone for Pharsight,” said Shawn M. O’Connor, president and chief executive officer.  “I am particularly pleased by this quarter’s strong revenue growth and our success in closing new business in both our software product and consulting service organizations.  Strong revenue growth, new business opportunities and positive cash flow provide us increased momentum toward our goal of sustainable growth and profitability.”

Customer Highlights

Pharsight signed 17 drug development consulting agreements in the third quarter, many of which are with organizations that are among the top pharmaceutical and biotechnology companies worldwide.  Customer agreements signed in the third quarter included Pfizer, Sankyo, Organon, Biogen Idec, Cephalon and Cell Therapeutics.

In addition, Pharsight continued its momentum in growing the customer base for its Knowledgebase Server (PKS) data management software, as the company signed four new PKS licensing agreements worldwide.  Those customers included Wyeth, two other top-ten pharmaceutical companies, and Ipsen.

Product Developments

During the third quarter, Pharsight released PKS Reporter™ version 1.1.  The PKS Reporter, directly integrated with the Pharsight Knowledgebase Server, provides an automated system for the authoring, updating, and review/approval of standard or customized reports and documents.

As previously announced, Pharsight has been collaborating with a top-five pharmaceutical company on the evaluation of Pharsight’s Drug Model Explorer™ (DMX™), the first component of a new software technology platform being developed by Pharsight to help enable pharmaceutical companies to adopt an integrated, quantitative and model-based approach to clinical drug development.   Due to the success of this collaboration to date, the company now plans to expand the use of its DMX platform to multiple therapeutic areas within that customer’s organization.  In addition, Pharsight has signed an agreement with a second major pharmaceutical customer for their implementation of DMX.

Strengthened Management & Scientific Team

In the third quarter Pharsight named Rene Bruno, Ph.D., as managing director, drug development consulting services for the company’s European operations.  Prior to joining Pharsight, Dr. Bruno spent the last three years at Genentech, Inc. in South San Francisco, Calif., where he was most recently senior scientist and head of the pharmacometry unit.  Before Genentech, Dr. Bruno held various scientific research positions, including research advisor, over the course of 13 years at Rhone-Poulenc Rorer in Antony, France and Collegeville, Pa.

Subsequent to the close of the third quarter, Pharsight named John McCarthy, M.D., PhD. as senior scientist and clinical consultant.  Dr. McCarthy came to Pharsight from AnVil, Inc. in Burlington, Mass., where he was director of discovery.  Before AnVil, Dr. McCarthy was director of bioinformatics at Cellomics, Inc. in Pittsburgh, Pa.

Additionally, Dr. Lewis Sheiner signed on to continue working with the company as a senior scientific advisor for an additional two years, after completing his original one-year agreement with Pharsight in December 2003.  Dr. Sheiner is a professor in the departments of laboratory medicine and biopharmaceutical sciences at the University of California, San Francisco.  He received his M.D. degree from Albert Einstein College of Medicine, Yeshiva University, and his undergraduate degree from Cornell University.  He will continue to work side-by-side with the consultants and engineers within the company’s Strategic Consulting Group on new product design and implementation for the Drug Model Explorer (DMX), providing strategic and scientific advice.

Conference Call

Investors are invited to listen to the Web cast discussion of these and other events by Pharsight management on January 27, 2004 at 2:00 p.m. PST/5:00 p.m. EST.  The live Web cast will be conducted by Chief Executive Officer Shawn O’Connor and Interim Chief Financial Officer Cynthia Stephens and may be accessed in the Investor Relations section of Pharsight’s Web site: http://www.pharsight.com/investor_relations/ir_fincevent.php.  A replay will be available from approximately 5:00 p.m. PST on January 27, 2004 until the company’s next earnings call in April 2004.

About Pharsight Corporation

Pharsight Corporation (OTCBB: PHST) develops and markets products and services that help pharmaceutical and biotechnology companies improve their decision-making in drug development and commercialization. By integrating scientific, clinical and business decision criteria into a dynamic, model-based methodology, Pharsight helps its customers optimize the value of their drug development programs and portfolios from discovery to post-launch marketing and any point in between. Pharsight uses computer-based drug-disease models, dynamic predictive market models, clinical trial simulation and advanced valuation models to create a continuously evolving view of its customers’ development efforts and product portfolios. This enables decision makers to make explicit value-driven trade-offs throughout the development and commercialization process. Pharsight Corporation is headquartered in Mountain View, California. Information about Pharsight is available on the World Wide Web at www.pharsight.com.

The statements in this press release regarding Pharsight’s momentum toward the goal of sustainable growth and profitability and its plans to expand the use of its DMX platform to multiple therapeutic areas within its customer’s organization are forward-looking statements.  Forward-looking statements are inherently speculative, and actual results may differ materially from Pharsight’s expectations due to a variety of factors, including: changing economic conditions may affect the demand Pharsight expects for its products and services and may prevent the company from sustaining positive cash flow; changes in Pharsight research and development focus or operating strategies due to new market opportunities or conditions may delay the company’s growth or the timing or ability to achieve profitability or the company’s ability to sustain positive cash flow; and other risks disclosed under the caption “Risk Factors” in Pharsight’s Annual Report on Form 10-Q, as filed with the Securities and Exchange Commission on November 12, 2003. All forward-looking statements are based on information available to Pharsight as of the date hereof, and Pharsight assumes no obligation to update such statements, whether as a result of new developments or otherwise.

Pharsight is a registered trademark of Pharsight Corporation.  Pharsight Knowledgebase Server (PKS), PKS Reporter, and Drug Model Explorer (DMX) are trademarks of Pharsight Corporation.

Financial statements follow.

PHARSIGHT CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2003	2002	2003	2002
Revenues:
License and renewal	$1,899	$1,652	$5,484	$4,654
Services	2,684	1,977	6,843	5,749
Total revenues	4,583	3,629	12,327	10,403

Costs and expenses:
Cost of revenues	2,084	1,559	5,636	4,747
Research and development	680	931	2,168	3,296
Sales and marketing	977	1,967	3,006	5,339
General and administrative	1,072	1,531	3,448	4,526
Amortization of deferred stock compensation	42	291	159	1,119
Restructuring costs	—	304	—	628
Total costs and expenses	4,855	6,583	14,417	19,655

Loss from operations	(272)	(2,954)	(2,090)	(9,252)

Other income (expense), net	(55)	(71)	(215)	(239)

Net loss	(327)	(3,025)	(2,305)	(9,491)

Preferred stock dividend	(145)	(145)	(436)	(229)
Deemed dividend to preferred stockholders	—	(93)	(339)	(151)

Net loss attributable to common stockholders	$(472)	$(3,263)	$(3,080)	$(9,871)

Basic and diluted net loss per share attributable to common stockholders	$(0.02)	$(0.17)	$(0.16)	$(0.53)

Shares used to compute basic and diluted net loss per share attributable to common stockholders	19,052	18,834	19,049	18,765

PHARSIGHT CORPORATION

CONDENSED BALANCE SHEETS

(In thousands)

	December 31, 2003	March 31, 2003 *
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8,461	$10,875
Accounts receivable, net	5,608	2,111
Other current assets	1,128	1,167
Total current assets	15,197	14,153

Property and equipment, net	603	1,177
Other assets	244	244
Total assets	$16,044	$15,574

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK & STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$416	$635
Accrued expenses	2,055	2,284
Deferred revenue	9,414	4,980
Current portion of notes payable and capital leases	1,948	2,170
Total current liabilities	13,833	10,069

Capital leases and notes payable, less current portion	1,313	2,024
Redeemable convertible preferred stock	5,947	5,608
Total stockholders’ deficit	(5,049)	(2,127)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$16,044	$15,574

* Derived from the Company’s audited financial statements as of March 31, 2003.